Exhibit 99.1

Contacts:       Pat Sheaffer, Ron Wysaske or Kevin Lycklama,
Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earnings Increase to $1.6 Million in First Fiscal Quarter;
Led by On-Going Credit Quality Improvements

Vancouver, WA – July 21, 2015 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported net income of $1.6 million, or $0.07 per diluted share, in the first fiscal quarter ended June 30, 2015 compared to $1.5 million, or $0.07 per diluted share, in the preceding quarter and $740,000, or $0.03 per diluted share, in the first fiscal quarter a year ago.

“Profitability has continued to improve as we execute on our strategic initiatives and capitalize on the strength of the economy in the greater Vancouver/Portland marketplace,” said Pat Sheaffer, chairman and chief executive officer. “Loan demand has remained strong in our market area and we have continued to build on the improvement in our asset quality and enhanced operating efficiencies. As the only community bank headquartered in Clark County, we take great pride in helping to serve the needs of our communities and we are confident in our ability to continue to enhance shareholder value in the coming fiscal year.”

First Quarter Highlights (at or for the period ended June 30, 2015)

•	Net income increased to $1.6 million, or $0.07 per diluted share.
•	Net interest margin was 3.69% compared to 3.46% a year ago.
•	Total loans were $570.2 million compared to $547.0 million a year ago.
•	Classified assets decreased $2.1 million during the quarter to $14.7 million.
•	Non-performing assets (“NPA”) declined to 0.60% of total assets compared to 2.30% a year ago.
•	Riverview Asset Management and Trust Company’s (“RAMCO”) assets under management increased $7.4 million during the quarter to $416.7 million.
•	Total risk-based capital ratio was 16.48% and Tier 1 leverage ratio was 11.17%.
•	Quarterly cash dividend of $0.0125 per share was paid on July 20, 2015.

Balance Sheet Review

“Loan activity remained robust during the quarter as our commercial bankers continue to focus on developing new relationships,” said Ron Wysaske, president and chief operating officer. “Our loan pipeline grew to a record high of $88.7 million at June 30, 2015. However, loan growth was muted during the quarter due to an increase in loan payoffs and normal principal reductions as well as the timing of loan fundings.”

Loan balances increased to $570.2 million at June 30, 2015 compared to $547.0 million a year ago, but were down slightly compared to the preceding quarter. Loan originations totaled $40.9 million during the quarter compared to $47.1 million in the preceding quarter. At June 30, 2015, there was $25.3 million in undisbursed construction loans, the majority of which are expected to fund during the current fiscal year.

Total deposits increased to $722.5 million at June 30, 2015, compared to $686.6 million a year earlier and $720.9 million in the preceding quarter. Average deposit balances increased $11.6 million during the quarter and were $41.0 million higher than the first quarter a year ago. Checking account balances increased $15.1 million during the quarter as the Company continues to focus on core deposits and building customer relationships. Checking account balances represented 39.1% of total deposits at June 30, 2015.

RVSB Reports First Quarter Fiscal 2016 Profits
July 21, 2015

At June 30, 2015, shareholders’ equity increased $639,000 to $104.4 million compared to $103.8 million in the preceding quarter. The increase was primarily due to net income of $1.6 million, which was partially offset by dividends of $281,000 and a decrease in unrealized holding gain on securities available for sale. Tangible book value per share improved to $3.49 compared to $3.46 at March 31, 2015. The Company paid a $0.0125 cash dividend on July 20, 2015.

Income Statement

Net interest income for the first fiscal quarter was $7.1 million, an increase of $765,000 compared to the first fiscal quarter a year ago. The increase was primarily due to the growth in the loan and investment portfolios during the past fiscal year.

Riverview’s net interest margin was 3.69% in the first fiscal quarter compared to 3.46% in the first fiscal quarter a year ago and 3.71% in the preceding quarter. “Net interest margin was impacted during the quarter primarily due to an increase in our average excess cash balances to $52.8 million, which resulted in a decrease of approximately 18 basis points,” said Kevin Lycklama, executive vice president and chief financial officer. “This reduction was almost completely offset by an improvement in yields in both our loan and investment portfolios. In addition, the Company collected approximately $128,000 of past due interest on two prior nonaccrual loans during the quarter which contributed an additional six basis points to the net interest margin.”

Non-interest income increased to $2.5 million in the first quarter compared to $2.2 million in both the preceding quarter and the first quarter a year ago. Fees and service charges increased $226,000 from the prior year primarily due to the collection of prepayment penalties of $171,000 on loan payoffs. Mortgage loan originations increased during the current quarter resulting in a $95,000 increase in gain on sale of loans held for sale from the prior year.

RAMCO’s assets under management increased $7.4 million during the quarter. “We had a record quarter with revenue of $824,000 and total assets under management of $416.7 million at June 30, 2015,” stated John Karas, president and chief executive officer of RAMCO. “We have been able to capitalize on the relationships we have built over the past 15 years serving the Southwest Washington market. During the past year we have grown our assets under management by more than 11%. We are excited about our opportunities for further growth in the coming fiscal year.”

Riverview’s non-interest expense was $7.7 million in the first quarter which was comparable to both the first quarter a year ago and the preceding quarter. Real estate owned (”REO”) expenses decreased $337,000 during the quarter compared to the prior year as a result of fewer REO write-downs and a reduction in the number of REO properties. However, compared to the preceding quarter REO expenses increased primarily due write-downs of $135,000 on existing properties and a one-time expense of $117,000 on a separate property.

Credit Quality

“Riverview’s credit quality metrics improved again during the quarter, with both non-performing loans and REO balances declining,” said Dan Cox, executive vice president and chief credit officer. “This improvement reflects the hard work of our credit teams, as well as the improving local economy.”

Non-performing loans (“NPL”) decreased during the quarter to $3.8 million, or 0.66% of total loans, compared to $5.3 million, or 0.92% of total loans, at March 31, 2015. During the last 12 months NPL have declined by $9.3 million, or 71.1%. Loans past due 30-89 days were 0.14% of total loans at June 30, 2015 compared to 0.26% of total loans at March 31, 2015.

REO balances were $1.3 million at June 30, 2015 compared to $1.6 million three months earlier. Sales of REO properties totaled $119,000 during the quarter, with $135,000 in write-downs and no new additions.

Classified assets decreased $2.1 million during the quarter to $14.7 million at June 30, 2015 compared to $16.8 million at March 31, 2015. The classified asset ratio decreased to 14.4% at June 30, 2015 compared to 17.0% three months earlier. During the past twelve months, Riverview has reduced its classified assets by $19.0 million, or 56.3%.

Riverview recorded a $500,000 recapture of loan losses during the first quarter of fiscal 2016 compared to a $750,000 recapture of loan losses during the preceding quarter. The recapture of loan losses reflects the improvement in credit quality and the decline in loan charge-offs during the past year.

RVSB Reports First Quarter Fiscal 2016 Profits
July 21, 2015

Net loan recoveries were $75,000 during the quarter compared to net charge-offs of $189,000 in the preceding quarter. The allowance for loan losses at June 30, 2015 totaled $10.3 million, representing 1.81% of total loans and 274.0% of nonperforming loans.

Capital

Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.48%, Tier 1 leverage ratio of 11.17% and tangible common equity to tangible assets of 9.41% at June 30, 2015.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands)	June 30, 2015	March 31, 2015	June 30, 2014

Shareholders' equity	$104,440	$103,801	$99,366
Goodwill	25,572	25,572	25,572
Other intangible assets, net	411	401	393

Tangible shareholders' equity	$78,457	$77,828	$73,401

Total assets	$860,165	$858,750	$824,642
Goodwill	25,572	25,572	25,572
Other intangible assets, net	411	401	393

Tangible assets	$834,182	$832,777	$798,677

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $860 million, it is the parent company of the 92 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of

RVSB Reports First Quarter Fiscal 2016 Profits
July 21, 2015

the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.

Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2016 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports First Quarter Fiscal 2016 Profits
July 21, 2015

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	June 30, 2015	March 31, 2015	June 30, 2014
ASSETS

Cash (including interest-earning accounts of $33,271, $45,490	$48,149	$58,659	$41,556
and $23,815)
Certificate of deposits	25,471	25,969	34,435
Loans held for sale	215	778	795
Investment securities available for sale, at fair value	15,678	15,751	21,549
Mortgage-backed securities held to maturity, at amortized	83	86	98
Mortgage-backed securities available for sale, at fair value	124,296	96,712	98,413
Loans receivable (net of allowance for loan losses of $10,337,
$10,762 and $12,281)	559,844	569,010	534,712
Real estate and other pers. property owned	1,349	1,603	5,926
Prepaid expenses and other assets	3,635	3,236	3,858
Accrued interest receivable	2,069	2,139	1,964
Federal Home Loan Bank stock, at cost	988	5,924	6,533
Premises and equipment, net	15,172	15,434	16,260
Deferred income taxes, net	12,128	12,568	14,748
Mortgage servicing rights, net	411	399	373
Goodwill	25,572	25,572	25,572
Core deposit intangible, net	-	2	20
Bank owned life insurance	25,105	24,908	17,830

TOTAL ASSETS	$860,165	$858,750	$824,642

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$722,461	$720,850	$686,641
Accrued expenses and other liabilities	7,363	8,111	12,759
Advance payments by borrowers for taxes and insurance	415	495	365
Junior subordinated debentures	22,681	22,681	22,681
Capital lease obligation	2,254	2,276	2,340
Total liabilities	755,174	754,413	724,786

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2015 – 22,507,890 issued and outstanding;	225	225	225
March 31, 2015 – 22,489,890 issued and outstanding;
June 30, 2014 – 22,471,890 issued and outstanding;
Additional paid-in capital	65,331	65,268	65,218
Retained earnings	39,144	37,830	34,332
Unearned shares issued to employee stock ownership trust	(258)	(284)	(361)
Accumulated other comprehensive loss	(2)	762	(48)
Total shareholders’ equity	104,440	103,801	99,366

Noncontrolling interest	551	536	490
Total equity	104,991	104,337	99,856

TOTAL LIABILITIES AND EQUITY	$860,165	$858,750	$824,642

RVSB Reports First Quarter Fiscal 2016 Profits
July 21, 2015

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended
(In thousands, except share data) (Unaudited)	June 30, 2015	March 31, 2015	June 30, 2014
INTEREST INCOME:
Interest and fees on loans receivable	$6,860	$6,741	$6,171
Interest on investment securities-taxable	64	100	84
Interest on mortgage-backed securities	518	409	480
Other interest and dividends	119	97	131
Total interest income	7,561	7,347	6,866

INTEREST EXPENSE:
Interest on deposits	303	302	360
Interest on borrowings	134	132	147
Total interest expense	437	434	507
Net interest income	7,124	6,913	6,359
Less recapture of loan losses	(500)	(750)	(300)

Net interest income after recapture of loan losses	7,624	7,663	6,659

NON-INTEREST INCOME:
Fees and service charges	1,296	1,057	1,070
Asset management fees	824	727	820
Gain on sale of loans held for sale	221	161	126
Bank owned life insurance income	197	188	138
Other	11	45	56
Total non-interest income	2,549	2,178	2,210

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,414	4,818	4,174
Occupancy and depreciation	1,169	1,146	1,087
Data processing	490	408	470
Amortization of core deposit intangible	2	6	6
Advertising and marketing expense	176	106	150
FDIC insurance premium	126	129	175
State and local taxes	137	143	137
Telecommunications	73	72	76
Professional fees	233	241	289
Real estate owned expenses	279	93	616
Other	646	527	555
Total non-interest expense	7,745	7,689	7,735

INCOME BEFORE INCOME TAXES	2,428	2,152	1,134
PROVISION FOR INCOME TAXES	833	634	394
NET INCOME	$1,595	$1,518	$740

Earnings per common share:
Basic	$0.07	$0.07	$0.03
Diluted	$0.07	$0.07	$0.03
Weighted average number of shares outstanding:
Basic	22,434,327	22,404,870	22,382,595
Diluted	22,477,006	22,460,054	22,408,775

RVSB Reports First Quarter Fiscal 2016 Profits
July 21, 2015

(Dollars in thousands)	At or for the three months ended
	June 30, 2015	March 31, 2015	June 30, 2014
AVERAGE BALANCES
Average interest–earning assets	$775,558	$755,848	$737,717
Average interest-bearing liabilities	588,841	588,664	578,959
Net average earning assets	186,717	167,184	158,758
Average loans	574,710	586,159	538,096
Average deposits	723,095	711,536	682,113
Average equity	105,615	103,837	99,695
Average tangible equity	79,639	77,858	73,730

ASSET QUALITY	June 30, 2015	March 31, 2015	June 30, 2014

Non-performing loans	3,773	5,318	13,052
Non-performing loans to total loans	0.66%	0.92%	2.39%
Real estate/repossessed assets owned	1,349	1,603	5,926
Non-performing assets	5,122	6,921	18,978
Non-performing assets to total assets	0.60%	0.81%	2.30%
Net loan charge-offs (recoveries) in the quarter	(75)	189	(30)
Net charge-offs in the quarter/average net loans	(0.05)%	0.13%	(0.02)%

Allowance for loan losses	10,337	10,762	12,281
Average interest-earning assets to average
interest-bearing liabilities	131.71%	128.40%	127.42%
Allowance for loan losses to
non-performing loans	273.97%	202.37%	94.09%
Allowance for loan losses to total loans	1.81%	1.86%	2.25%
Shareholders’ equity to assets	12.14%	12.09%	12.05%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.48%	15.89%	16.58%
Tier 1 capital (to risk weighted assets)	15.22%	14.63%	15.31%
Common equity tier 1 (to risk weighted assets)	15.22%	14.63%	N/A
Tier 1 capital (to leverage assets)	11.17%	10.89%	10.93%
Tangible common equity (to tangible assets)	9.41%	9.35%	9.19%

DEPOSIT MIX	June 30, 2015	March 31, 2015	June 30, 2014

Interest checking	$121,648	$115,461	$101,490
Regular savings	78,844	77,132	67,344
Money market deposit accounts	226,533	237,465	228,317
Non-interest checking	160,830	151,953	134,546
Certificates of deposit	134,606	138,839	154,944
Total deposits	$722,461	$720,850	$686,641

RVSB Reports First Quarter Fiscal 2016 Profits
July 21, 2015

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
June 30, 2015		(Dollars in thousands)
Commercial	$79,764	$-	$-	$79,764
Commercial construction	-	-	16,449	16,449
Office buildings	-	100,896	-	100,896
Warehouse/industrial	-	42,510	-	42,510
Retail/shopping centers/strip malls	-	57,058	-	57,058
Assisted living facilities	-	1,838	-	1,838
Single purpose facilities	-	112,089	-	112,089
Land	-	14,780	-	14,780
Multi-family	-	19,520	-	19,520
One-to-four family	-	-	3,948	3,948
Total	$79,764	$348,691	$20,397	$448,852

March 31, 2015
Commercial	$77,186	$-	$-	$77,186
Commercial construction	-	-	27,967	27,967
Office buildings	-	86,813	-	86,813
Warehouse/industrial	-	42,173	-	42,173
Retail/shopping centers/strip malls	-	60,736	-	60,736
Assisted living facilities	-	1,846	-	1,846
Single purpose facilities	-	108,123	-	108,123
Land	-	15,358	-	15,358
Multi-family	-	30,457	-	30,457
One-to-four family	-	-	2,531	2,531
Total	$77,186	$345,506	$30,498	$453,190

LOAN MIX	June 30, 2015	March 31, 2015	June 30, 2014
		(Dollars in Thousands)
Commercial and construction
Commercial	$79,764	$77,186	$75,702
Other real estate mortgage	348,691	345,506	327,287
Real estate construction	20,397	30,498	18,347
Total commercial and construction	448,852	453,190	421,336
Consumer
Real estate one-to-four family	87,837	89,801	93,550
Other installment	33,492	36,781	32,107
Total consumer	121,329	126,582	125,657

Total loans	570,181	579,772	546,993

Less:
Allowance for loan losses	10,337	10,762	12,281
Loans receivable, net	$559,844	$569,010	$534,712

RVSB Reports First Quarter Fiscal 2016 Profits
July 21, 2015

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
June 30, 2015	(Dollars in thousands)
Non-performing assets

Commercial real estate	$281	$1,360	$926	$-	$-	$2,567
Land	-	801	-	-	-	801
Consumer	-	-	80	233	92	405
Total non-performing loans	281	2,161	1,006	233	92	3,773

REO	687	-	617	45	-	1,349

Total non-performing assets	$968	$2,161	$1,623	$278	$92	$5,122

DETAIL OF LAND DEVELOPMENT AND SPEC CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
June 30, 2015	(Dollars in thousands)
Land development and spec construction loans

Land development loans	$105	$2,867	$11,808	$14,780
Spec construction loans	-	161	2,979	3,140

Total land development and spec construction	$105	$3,028	$14,787	$17,920

RVSB Reports First Quarter Fiscal 2016 Profits
July 21, 2015

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2015	March 31, 2015	June 30, 2014

Efficiency ratio (4)	80.07%	84.58%	90.27%
Coverage ratio (6)	91.98%	89.91%	82.21%
Return on average assets (1)	0.75%	0.73%	0.36%
Return on average equity (1)	6.07%	5.93%	2.98%

NET INTEREST SPREAD

Yield on loans	4.80%	4.66%	4.60%
Yield on investment securities	2.04%	1.80%	1.94%
Total yield on interest earning assets	3.92%	3.94%	3.73%

Cost of interest bearing deposits	0.22%	0.22%	0.26%
Cost of FHLB advances and other borrowings	2.16%	2.14%	2.36%
Total cost of interest bearing liabilities	0.30%	0.30%	0.35%

Spread (7)	3.62%	3.64%	3.38%
Net interest margin	3.69%	3.71%	3.46%

PER SHARE DATA

Basic earnings per share (2)	$0.07	$0.07	$0.03
Diluted earnings per share (3)	0.07	0.07	0.03
Book value per share (5)	4.64	4.62	4.42
Tangible book value per share (5)	3.49	3.46	3.27
Market price per share:
High for the period	$4.52	$4.74	$4.03
Low for the period	4.08	4.32	3.38
Close for period end	4.28	4.50	3.88
Cash dividends declared per share	0.01250	0.01125	-

Average number of shares outstanding:
Basic (2)	22,434,327	22,404,870	22,382,595
Diluted (3)	22,477,006	22,460,054	22,408,775

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.

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